Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Origin Agritech Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, no par value per share	Other	5,000,000	$1.29	$6,450,000	0.00015310	$987.50
Total Offering Amounts					$6,450,000		$987.50
Total Fee Offsets							—
Net Fee Due							$987.50

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock of the registrant that become issuable under the 2020 Incentive Equity Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock of the registrant.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the high and the low price of a share of common stock of the registrant as reported on the Nasdaq Capital Market on June 26, 2025.